Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2003 Equity Incentive Plan, 2008 Equity Incentive Plan, 2008 Employee Stock Purchase Plan, and 2008 Non-Employee Directors’ Stock Option Plan of Cardionet, Inc. of our report dated February 18, 2008, except for the second paragraph of Note 2 as to which the date is March 5, 2008, with respect to the consolidated financial statements of Cardionet, Inc. included in its Registration Statement (Form S-1 No. 333-145547), as amended, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 18, 2008